EXHIBIT 99.1

Rock of Ages FOR IMMEDIATE RELEASE	Investor Contact: Neil G Berkman Berkman Associates (310) 826-5051 info@BerkmanAssociates.com	Company Contact: Kurt Swenson Chairman & CEO (603) 225-8397 www.RockofAges.com

Rock of Ages Fourth Quarter Income From Continuing Operations
Increased to $0.20 Per Share From $0.09 Per Share

Retail Operating Profit Improved to $890,000 Versus A Loss of $555,000
Fourth Quarter Net Income Increased to $0.28 Per Share Versus $0.09 Per Share

     CONCORD, NEW HAMPSHIRE, February 20, 2007 . . . Rock of Ages Corporation (NASDAQ:ROAC) today announced financial results for the fourth quarter and 2006.
    "Highlighting our fourth quarter results was a dramatic improvement in the performance of our retail business, which delivered operating income of $890,000 compared to an operating loss of $555,000 for the fourth quarter of 2005. This performance, which exceeded our expectations, was the direct result of the restructuring of our retail operations during the year, including a new management team, the closure or sale of twelve unprofitable stores in late 2005 and early 2006, and other cost reductions.
    "Also as we anticipated, our manufacturing business posted improved fourth quarter results, with operating income for the fourth quarter of 2006 increasing to $892,000 compared to $230,000 for the fourth quarter last year.
    "In the quarries, operating income for the fourth quarter of 2006 improved compared to the depressed third quarter pace, but as expected was below the fourth quarter of 2005. We are pleased to report that the production issues in our Gardenia and Bethel properties that affected quarry performance during 2006 have been resolved. Demand for our granite blocks remains strong, and we anticipate considerable improvement in our quarry operations in 2007.
    "With our SG&A costs down, the restructuring of our retail business complete, a solid book of orders in manufacturing, and the quarry production issues now behind us, we expect a profitable year in 2007," said Chairman and CEO Kurt Swenson.

Fourth Quarter Results
    For the three months ended December 31, 2006, revenue declined 9% to $23,377,000 from $25,549,000 for the fourth quarter of 2005.
    Driven by a 30% decrease in retail SG&A, total SG&A expense declined 28% to $5,570,000 for the fourth quarter of 2006. This compares to SG&A expense of $7,743,000 for the fourth quarter of 2005.
    Divisional operating income doubled to $3,527,000 for the fourth quarter of 2006 compared to $1,761,000 for the same period of the prior year.
    Unallocated corporate overhead was $1,240,000 for the fourth quarter of 2006 versus $937,000 for the same period of 2005.
    Pre-tax income from continuing operations for this year's fourth quarter was $1,606,000. This compares to pre-tax income for the fourth quarter of 2005 of $473,000.
    Income from continuing operations for the fourth quarter of 2006 was $1,510,000, or $0.20 per diluted share, including income tax expense of $96,000 as a result of profits in the Company's Canadian operations. This compares to income from continuing operations for the fourth quarter of 2005 of $672,000, or $0.09 per share, which included an income tax benefit of $199,000.
    Results for the fourth quarter and full year 2005 present the Kershaw quarries, which were sold in December 2006, as discontinued operations. Income from discontinued operations for the fourth quarter of 2006 was $590,000, or $0.08 per diluted share, including a $615,000 gain on the previously announced sale of the Kershaw quarries net of a $25,000 loss on discontinued operations. Income from discontinued operations for the fourth quarter of 2005 was $2,000, or $0.00 per share.

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Rock of Ages Fourth Quarter Income From Continuing Operations
Increased to $0.20 Per Share From $0.09 Per Share
February 20, 2007
Page Two

    Net income for the fourth quarter of 2006 was $2,100,000, or $0.28 per diluted share. This compares to net income for the fourth quarter of 2005 of $674,000, or $0.09 per diluted share.

Twelve Months Results
    For the twelve months ended December 31, 2006, revenue declined 9% to $80,964,000 compared to $89,043,000 for 2005. The loss from continuing operations for 2006 was $5,981,000, or $0.81 per share, which included a charge of $1,685,000 for the restructuring of the retail business. This compares to a loss from continuing operations for 2005 of $16,076,000, or $2.17 per share, which included a charge to tax expense of $9,194,000 to fully reserve for the Company's entire net U.S. deferred tax asset.

Balance Sheet Items
    The Company's credit facility with the CIT Group is scheduled to expire on October 27, 2007 and, accordingly, the entire amount due under the credit facility has been classified as a current liability as of December 31, 2006. The Company plans to begin discussions with CIT on the renewal of the facility in the first quarter of 2007.
    Stockholders' equity at December 31, 2006 reflected the implementation of SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Post-Retirement Plans," which requires all companies to place on their books certain previously unrecognized and unfunded retirement liabilities without reflecting the changes through the income statement. The Company recognized a reduction in stockholder's equity of $3.5 million as a result of its implementation of this new accounting requirement.

Conference Call

    Rock of Ages has scheduled a conference call at 11:00 a.m. EST today. A live webcast may be accessed from the Audio Presentations link at www.RockofAges.com/investor. A replay will be available after 1:00 p.m. EST at this same Internet addresses, or at (800) 633-8284, reservation #21324808.

About Rock of Ages

    Rock of Ages (www.RockofAges.com) is the largest integrated granite quarrier, manufacturer and retailer of finished granite memorials and granite blocks for memorial use in North America.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about our business or expected events based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual events, results or outcomes may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: our ability to successfully execute staff productivity improvements and sales and marketing programs; our ability to form and maintain relationships with funeral directors and other death care professionals; our ability to maintain compliance with our covenants in our credit facility; our ability to maintain and expand our relationships with independent retailers; changes in demand for our products; the timing of customer orders and deliveries; the impact of competitive products and pricing; the success of our branding programs; the excess or shortage of production capacity; weather conditions; and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports including, but not limited to, the risks discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2005, and the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2006. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(tables attached)

ROCK OF AGES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2006	2005	2006	2005

Net revenue:
Quarry	$8,701	$9,580	$26,088	$28,870
Manufacturing	6,022	5,964	24,069	23,533
Retail	8,654	10,005	30,807	36,640

Total net revenue	23,377	25,549	80,964	89,043

Gross profit:
Quarry	2,515	2,888	5,326	6,062
Manufacturing	1,821	1,633	6,499	6,770
Retail	4,761	4,983	16,196	19,099

Total gross profit	9,097	9,504	28,021	31,931

Selling, general and administrative expenses:
Quarry	770	802	2,968	3,505
Manufacturing	929	1,403	4,073	5,191
Retail	3,871	5,538	17,066	24,986
Retail restructuring costs	—	—	1,685	—

Total SG&A expenses	5,570	7,743	25,792	33,682

Divisional operating income (loss):
Quarry	1,745	2,086	2,358	2,557
Manufacturing	892	230	2,426	1,579
Retail	890	(555)	(2,555)	(5,887)

Divisional operating income (loss)	3,527	1,761	2,229	(1,751)

Unallocated corporate overhead	1,240	937	5,007	5,090
Impairment of note receivable	—	—	100	—
Gain on sale of investment	—	(350)	—	(350)
Foreign exchange loss	12	50	28	50

Income (loss) from continuing
operations before interest and taxes	2,275	1,124	(2,906)	(6,541)

Interest expense	669	651	2,602	1,924

Income (loss) from continuing operations before taxes	1,606	473	(5,508)	(8,465)

Income tax expense (benefit)	96	(199)	473	7,611

Income (loss) from continuing operations	1,510	672	(5,981)	(16,076)

Discontinued operations, net of income taxes	590	2	616	(67)

Net income (loss)	$2,100	$674	$(5,365)	(16,143)

Per share information:
Income (loss) from continuing operations	$0.20	$0.09	$(0.81)	$(2.17)
Discontinued operations	0.08	0.00	0.08	(0.01)

Net income (loss) per share - basic and diluted	$0.28	$0.09	$(0.73)	$(2.18)

Weighted average number of common
shares outstanding - basic and diluted	7,399	7,399	7,399	7,399

ROCK OF AGES CORPORATION
Consolidated Balance Sheets
(Dollars in thousands except per share amounts)(Unaudited)

	December 31,
Assets	2006	2005

Current assets:
Cash and cash equivalents	$4,290	$2,824
Trade receivables, net	13,962	14,720
Inventories	24,932	24,478
Other current assets	2,035	2,686

Total current assets	45,219	44,708

Property, plant and equipment, net	46,263	49,634
Cash surrender value of life insurance	168	731
Intangibles, net	498	598
Goodwill	387	387
Intangible pension asset	—	574
Long term investments	704	728
Other	1,149	1,252

Total assets	$94,388	$98,612

Liabilities and Stockholders' Equity
Current liabilities:
Borrowings under line of credit	$13,218	$10,499
Current installments of long-term debt	20,726	661
Current installments of retirement benefits	567	469
Trade payables	2,425	2,006
Accrued expenses	3,193	3,443
Customer deposits	6,866	7,059

Total current liabilities	46,995	24,137

Long-term debt, excluding current installments	251	21,445
Salary continuation	5,818	6,070
Accrued pension cost	5,545	3,550
Deferred tax liability	56	70
Other	3,222	1,864

Total liabilities	61,887	57,136

Stockholders' equity:
Preferred stock $0.01 par value
Authorized 2,500,000 shares; no shares issued and outstanding	—	—
Common stock Class A, $0.01 par value; Authorized 30,000,000 shares;
4,660,800 issued and outstanding as of December 31, 2006 and 2005	47	47
Common stock Class B, $0.01 par value; Authorized 15,000,000 shares;
2,738,596 issued and outstanding as of December 31, 2006 and 2005	27	27
Additional paid-in capital	65,551	65,551
Accumulated deficit	(26,796)	(21,431)
Accumulated other comprehensive loss	(6,328)	(2,718)

Total stockholders' equity	32,501	41,476

Total liabilities and stockholders' equity	$94,388	$98,612